INDEPENDENT AUDITOR'S CONSENT




To the Board of Directors
SEMX Corporation


We hereby consent to incorporation by reference in the Registration Statements (No. 33-84752, No. 33-95762 and No. 333-7797) on Form S-8 of our report dated February 5, 1999, except for Note 15 as to which the date is February 19, 1999, related to the consolidated balance sheet of SEMX Corporation and Subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of SEMX Corporation.




GOLDSTEIN GOLUB KESSLER LLP
New York, New York

April 15, 1999